Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 29 DATED FEBRUARY 20, 2015
TO THE PROSPECTUS DATED APRIL 25, 2014
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated April 25, 2014, as supplemented by supplement no. 12 dated September 10, 2014, supplement no. 22 dated December 11, 2014, supplement no. 26 dated January 6, 2015, supplement no. 27 dated January 16, 2015 and supplement no. 28 dated February 12, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the termination date of our primary public offering stage.
Termination Date of Our Primary Public Offering Stage
On February 12, 2015, we announced that our board of directors approved the termination of our primary public offering stage effective approximately 90 days (as determined by our Chief Executive Officer, such date the “Offering Termination Date”) after we have announced that we have raised $1.3 billion in the aggregate in our primary public offerings, whether in this offering or a follow-on offering.
As of February 20, 2015, we had accepted aggregate gross offering proceeds in excess of $1.3 billion in our primary public offering.  Our Offering Termination Date will be Friday, May 29, 2015.  Subscriptions must be dated on or before the May 29, 2015, and subscriptions and all related documents and funds must be received by us in good order no later than July 28, 2015.
We plan to continue to offer shares under our dividend reinvestment plan after our primary offering stage terminates.